As filed with the Securities and Exchange Commission on October 14, 2010
Registration Statement No. 333-147865

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 4
on
FORM S-3
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLG PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	399 Park Avenue, 38th Floor New York, NY 10112 (212) 224-7200	20-5009693
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	(I.R.S. Employer Identification No.)

Noam Gottesman
Chairman of the Board and Co-Chief Executive Officer
399 Park Avenue, 38th Floor New York, NY 10112 (212) 22407200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Sey-Hyo Lee, Esq.
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
(212) 408-5100

Approximate date of commencement of proposed sale to the public:  This post-effective amendment withdraws from registration all warrants issued to purchase common stock, par value $.0001 per share under Registration Statement No. 333-147865.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of large accelerated filer, accelerated filer and smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

WITHDRAWAL OF SECURITIES FROM REGISTRATION

GLG Partners, Inc., a Delaware corporation (the "Registrant"), filed the Registration Statement on Form S-3 (Registration No. 333-147865)(the "Registration Statement")  for purposes of registering the issuance by the Registrant of 60,000,803 shares of common stock, par value $.0001 per share (the "Common Stock"), upon the exercise of outstanding warrants to purchase Common Stock (the "Warrants") and the resale by selling stockholders of up to (1) 17,000,0003 shares of Common Stock and 17,000,0003 Warrants underlying outstanding units consisting of one share of Common Stock and one Warrant and an additional 4,500,000 Warrants, in each case issued in private placements to the initial founders and sponsors of Freedom Acquisition Holdings, Inc. (the “Founder and Sponsors”) and (2) 21,500,003 shares of Common Stock issuable upon exercise of those Warrants.

           On October 14, 2010, Escalator Sub 1 Inc., a wholly owned subsidiary of Man Group plc, a public limited company existing under the laws of England and Wales ("Man"), merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Man (the "Merger"). In connection with the Merger, all issued and outstanding shares of Common Stock, with certain exceptions, were converted into $4.50 per share in cash.

           Also on October 14, 2010, the Registrant’s tender offer to purchase all outstanding Warrants at a purchase price of $0.129 per Warrant expired. Of the 54,484,677 Warrants outstanding prior to the tender offer, 52,351,140 Warrants representing approximately 96% of the Warrants, were tendered in the tender offer and the Registrant accepted for purchase all tendered Warrants. All of the Founders and Sponsors tendered their Warrants in the tender offer. Following completion of the tender offer, the Registrant has a total of 2,133,537 Warrants outstanding.

           Pursuant to the terms of the Warrants, following completion of the Merger, holders of Warrants are entitled, subject to the other terms and conditions thereof, to exercise their Warrants at an exercise price of $7.50 per Warrant and receive, instead of Common Stock, $4.50 in cash, representing the consideration paid per share in the Merger.

           This Post-Effective Amendment No. 4 to the Registration Statement is being filed to withdraw from registration under the Securities Act of 1933, as amended, all Warrants and shares of Common Stock under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 14th day of October, 2010.

GLG PARTNERS, INC.

By:   /s/ Noam Gottesman
        Noam Gottesman
        Chairman of the Board and
        Co-Chief Executive Officer

[Signature Page to S-3]